Exhibit 10.5

EMPLOYMENTAGREEMENT—Thomas McPherson

This Employment Agreement (this "Agreement") is made as of this 5th day of December, 2008 (Effective Date"), by and between Veritec, Inc., a Nevada Corporation having its principal offices at 2445 Winnetka Ave. N., Suite #201, Golden Valley, Minnesota 55427 (hereinafter, "Verilec"), and Thomas McPherson, an individual (hereinafter, "Employee").

Veritec and Employee are sometimes individually referred to herein as “Party" and sometimes collectively referred to herein as "The Parties",

WHEREAS, Veritec is engaged in the business of designing, developing, marketing and licensing its proprietary matrix symbol multi-dimensional bar code data storage technology; and

WHEREAS, The Parties intend by this Agreement to define an employer-employee relationship on the terms and subject to the conditions set forth herein and intend that this Agreement shall establish a basis of their relationship and define their respective rights, duties and obligations.

NOW THEREFORE, in consideration of the mutual promises, covenants, warranties and agreements set forth herein, The Parties agree as follows:
I.
Definitions

As used in this Agreement, each of the following words and terms shall have the following meaning:

"Competitive Business" means directly or indirectly designing, developing, making, promoting, offering, soliciting, selling, leasing, licensing, transferring or otherwise making Competitive Products available to third parties.

"Competitive Products" mean single or multi-dimensional bar code products manufactured or sold by anyone other than Veritec that are used for the same purposes as Veritec Products.

"Confidential Information" means any information that is not generally known to or readily available to other persons or entities by ordinary means. Confidential Information includes information of any nature which would have economic value, including but not be limited to: algorithms, compilations, devices, formulas, images, methods, patterns, processes, programs, specifications, source codes, techniques, financial forecasts or results, sales forecasts or results, marketing plans or strategies, strategic plans, new products, information related to existing our prospective customers and suppliers, including customer and supplier lists. Confidential Information also includes any trade secrets as defined in Minnesota's Uniform Trade Secrets Act codified as Minn. Stat. § 325C.01 et seq. "Confidential Information" shall not include any information which (a) the recipient can prove that at the time of disclosure was published or otherwise in the public domain; (b) after disclosure becomes part of the public domain through means other than a breach of this Agreement by the recipient; (c) the recipient can reasonably substantiate by documentary evidence was known to the recipient prior to its receipt from the provider; or (d) was or is independently developed by the recipient without the utilization of any Confidential Information supplied by the provider. Additionally, a recipient hereunder shall not be deemed to have disclosed Confidential Information in violation of this Agreement if, and then only to the extent that, the recipient can reasonably demonstrate that the recipient was required to make such disclosure pursuant to any applicable law, regulation or governmental order, pursuant to any judgment, order, decree or award of a court of competent jurisdiction, and the recipient provided the provider with at least ten (10) days written notice (or if the circumstances do not permit such advance written notice, such advance notice as is reasonably practicable under the circumstances) prior to making such disclosure.

“Inventions" and "Works of Authorship": lnventions" means all new concepts, ideas and discoveries of novel things and uses associated with, or for use with Veritec Products, as well as, all concepts, ideas and discoveries of improvements to Veritec Products from whatever source derived (whether or not patentable). "Works of Authorship" means all writings, drawings, images, brochures, presentations, videos and "white papers" whether printed or in electronic formats, software and software source code from whatever source derived (whether or not copyrightable), including all modifications and derivative works based thereon. These terms shall include all forms of original expression fixed in any tangible medium, created in the past at the request of Veritec, or created hereafter by anyone at the request of Veritec, or created by Employee individually or in concert with others that relate in any manner to the present or prospective business of Veritec if learned, or was conceived by Employee or those employed or retained by Employee during the course and scope of his employment. All such Inventions and Works of Authorship are hereby deemed to be the sale and separate property of Veritec.

NOTICE - The parties understand that Inventions and Works of Authorship do not include an invention for which no equipment, supplies, facility, or trade secret information of Veritec was used and which was developed entirely on the Employee's own time, and (1) which does not relate (a) directly to the business of Veritec, or (b) to Veritec's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for Veritec.

"Veritec" means Veritec, Inc. and its subsidiaries whether existing or hereafter formed and any successors in interest of the same.

“Veritec Customers" mean persons, governmental or commercial entities that purchase Verilec Products. Veritec's customer lists are and always shall be the property of Veritec.

"Veritec Products" mean the matrix symbol multi-dimensional bar code data storage technology, together with the technology and know-how for application thereof to any substrate, the design, use and application of hardware and software for the encoding and decoding thereof for retrieval of data as presently designed, developed, invented, written or owned by Veritec, or hereafter designed, developed, invented, written or owned by or for Veritec.

"Vesting Date(s)" mean that date or those dates on which Employee's restricted stock and options to purchase common stock vest.

II.
Duties, Obligations and Rights of The Parties

2.01. Position of Employment - Title • Supervision. Veritec hereby offers to employ and Employee hereby accepts employment together with the duties and responsibilities associated with being Veritec's Vice President, General Counsel and Secretary. Employee shall only be subject to general supervision, advice and direction of the Board of Directors, Committees of the Board of Directors and the President and Chief Executive Officer of Veritec.

2.02. Best Efforts - Duties of Employee. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience and talents all of the duties that may be reasonably requested by Veritec.

2.03. Compensation to Employee. In order to induce Employee to accept the offer of employment subject to the express terms and conditions set forth herein, Veritec hereby promises, covenants, warrants and agrees to pay Employee the following forms and amounts of compensation:

(a)
Base Salary. As a base salary, the sum of One Hundred Fifty Thousand and NO/100 U.S. Dollars ($150,000.00) on an annual basis, less applicable federal and state taxes and deductions, to be paid in accordance with Veritec's standard payroll procedures, commencing on Employee's first day of employment with Veritec which is expected by no later than January 5, 2009. Employee's base salary shall be reviewed on an annual basis.

(b)
Restricted Stock. As authorized by Veritec's Board of Directors during its December 5, 2008 special meeting, Employee is hereby granted Fifty Thousand (50,000) shares of Veritec restricted stock at a price of thirty U.S. cents ($0.30) per share (the closing market price of the shares on the date of the grant) with the following vesting schedule: (i) Twenty Five Thousand (25,000) shares shall vest on that date that is six (6) months after the Effective Date, and (ii) the remaining Twenty Five Thousand (25,000) shares shall vest on that date that is twelve (12) months after the Effective Date. Each anniversary year, Employee may receive additional shares of Veritec restricted stock as may be determined by Veritec's Board of Directors and/or President and Chief Executive Officer and accepted by Employee.

(c)
Stock Options. As authorized by Veritec's Board of Directors during its December 5, 2008 special meeting, Employee is hereby granted non-qualified options to purchase One Hundred Seventy Five Thousand (175,000) shares of Veritec common stock (OTC: "VRTC") at a price of thirty U.S. cents ($0.30) per share. The options granted herein shall fUlly vest on that date that is twelve (12) months after the Effective Date. Each anniversary year, Employee may receive additional options to purchase shares of Veritec common stock as may be determined by Veritec's Board of Directors and/or President and Chief Executive Officer.

(d)	The Restrict Stock and Stock Options shall be governed by Restricted Stock Agreements and Stock Option Agreements executed by the Parties which will contain, among others, the following provisions:

(i)	Vested option shares may be exercised by Employee anytime within five (5) years from the Vesting Date.

(ii)	AU stock options shall immediately vest and all restrictions on restricted stock shall terminate upon the change of control of Veritec; and

(iii)	The stock option agreement shall contain "cashless exercise6 provisions which allow the optionee to acquire shares by cancelling options or delivering shares of Veritec stock.

(e)
Medical Insurance. Veritec shall pay its slandard portion of the cost of medical insurance for Employee and insurable dependents of Employee through Veritec's Group Medical Plan. On written instruction from Employee, Veritec shall deduct from Employee's accrued but unpaid compensation Employee's portion of the cost of premiums for direct payment to Veritec's Group Medical Plan insurance company. All other issues will be in accordance with the "Veritec Employee Policy:' Upon termination of this Agreement, payments under this paragraph shall cease, provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid.

(f)
Incentive Compensation Bonus Plan. Employee shall be eligible to participate in the Incentive Compensation Bonus Plan as may be determined from time to time by the President of Veritec or the Board of Directors. Employee shall also be eligible to participate in any other executive level benefit or compensation plan applicable to senior executives of Veritec.

(g)
Vacation - Vacation Compensation. Employee shall be entitled to three (3) weeks of paid vacation during the first year of employment and entitled to four (4) weeks of paid vacation during each year of employment, beginning on the first day after completion of one (1) year of service. Commencing on the first day of employment the Employee's vacation shall accrue at the applicable rate during each pay period.

(h)
Reimbursement of Expenses. During the period of employment the Employee is authorized to incur necessary and reasonable business expenses in furtherance of Employee's duties and in accordance with Veritec's expense reimbursement policies. Veritec shall reimburse Employee for all reasonable costs and expenses incurred in furtherance of Veritec's business.

2.04. Confidential Information -Intellectual Property - Covenant Not To Compete.

(a)
Employee agrees that all Inventions and Works of Authorship developed by Employee in the course and scope of his employment are and shall be exclusively owned by Veritec and Employee hereby assigns to Veritec all right, title and interest, including but not limited to all intellectual property rights, in and to such Inventions and Works of Authorship.

(b)
Employee agrees not to remove any Confidential Information or Veritec Property from Veritec's premises without the prior written approval of an executive officer of Veritec. Employee agrees that upon the request of Veritec, Employee shall immediately return all tangible forms of Confidential Information or Veritec Property that may from time to time be entrusted to Employee.

(c)
Employee hereby agrees not to disclose Veritec Confidential Information to any third party without Veritec's prior express written consent. Employee agrees and shall hold in confidence any and all Confidential Information owned by Veritec. Employee agrees not to use Veritec's Confidential Information for any purpose other than the performance of services to be performed for the exclusive benefit of Veritec under the terms and conditions of this Agreement. Employee will protect the Confidential Information disclosed by Veritec and shall insure that the provisions of this paragraph are made binding upon any third party employed, retained or contracted with by Employee, whom Employee's disclosure is authorized by Veritec. A violation by Employee of this paragraph together with the threatened violation of this paragraph, shall be a material breach of this Agreement and will be a basis for Veritec to terminate this Agreement for cause.

(d)	Employee agrees that the confidentiality provisions of this Agreement shall remain in full force and effect and shall survive the expiration or termination hereof.

In recognition that Veritec's Confidential Information and the services of Employee hereunder are special and unique assets of Veritec, Employee promises, covenants, warrants and agrees that for one (1) year following the expiration or termination of this Agreement, that Employee shall not directly or indirectly: (1) become employed or engaged in any form of Competitive Business with Veritec's business; (2) provide assistance to any third party for their direct or indirect conducting of a Competitive Business to the business of Veritec; or (3) solicit, induce or encourage any employee, independent contractor or consultant of or to Veri tee to terminate such person's employment or other relationship with Veritec. A violation or threatened violation by Employee of this paragraph shall be a material breach of this Agreement and will be a basis for Veritec to seek any and all remedies provided by law or at equity. Employee hereby affirms that the provisions of this paragraph shall not deprive Employee of a basis to earn a livelihood following the termination of his employment.

2.05. Term and Termination. The term of this Agreement shall commence upon the Effective Date and shall terminate upon the death, permanent disability or termination of Employee's employment on not less than fifteen (15) days written notice from either Employer or Employee. If Employer terminates Employee's employment without cause, Employee shall be paid as a severance benefit Employee's base salary and benefits for a twelve (12) month period after the date of separation of employment from Veritec. MCausen as used in this Agreement shall mean the following:

(a)	Employee commits an act of dishonesty or fraud that is of a material nature and involves a material breach of trust with respect to the interests of Veritec;

(b)	Employee's refusal or failure to perform Employee's duties and responsibilities that continues following thirty (30) days written notice by Veritec;

(c)	Employee commits a material breach of any agreement between Employee and Veritec and the Employee fails to cure such breach within thirty (30) days of receiving written notice thereof by Veritec; or

(d)	Employee engages in conduct punishable as a felony or gross misdemeanor, or conduct involving moral turpitude.

Upon termination of this Agreement for any reason, Employee shall have the right to continue medical coverage in accordance with applicable law.

2.06. Compliance with Rules. Employee agrees to comply with all lawful rules and policies promulgated by Veritec and made known to Employee, whether such rules and policies are contained in Veritec's Employee Manual or otherwise disseminated in writing hereafter.

2.07. Return of Veritec Property. Upon termination of this Agreement, Employee shall deliver all Veritec property of any nature and kind, including but not limited to: keys, credit cards, vehicles, records, notes, data, diagrams, drawings, memoranda, models, computers, equipment and computer software, that shall be in Employee's possession or under Employee's control.

2.08. Indemnification. Employee shall be indemnified by Veritec for all liability or damages incurred within the scope of his employment as provided by applicable law, and Employer shall obtain and maintain an Officers and Directors insurance policy which covers Employee.

III.
General Terms

3.01. Employer/Employee Relationship Only. Nothing in this Agreement is intended or shall be deemed to constitute the creation of a partnership, agency, joint venture, or any form legal relationship between Veritec and Employee other than that of an employment relationship.

3.02. Notices. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be hand delivered or sent via express carrier, registered or certified mail to Veritec at its principal place of business (attention "President~) or to Employee at his then current residence address. Notice shall be deemed given upon actual receipt.

3.03. Entire Agreement. This Agreement sets forth the entire understanding between The Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings relating to such subject matter.

3.04. Modifications. Course of conduct and oral communications shall not be taken into account in determining if The Parties have modified a term or condition hereof. Amendments to this Agreement shall be invalid unless made in writing duly executed by The Parties hereto.

3.05. Choice of Law I Arbitration. This Agreement is acknowledged to have been made in and shall be construed in accordance with the applicable laws of the state of Minnesota and those of the United States of America, without regard to the conflict of laws provisions of such governing law. If there is any dispute between the parties regarding any provision of this Agreement, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association, and jUdgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. Such arbitration shall be conducted in the Twin Cities, State of Minnesota, and Veritec shall pay the cost of arbitration unless the arbitration panel determines that the Employee has acted wantonly, recklessly or without due regarding to Veritec's rights.

3.06. Survivability. Should a term or condition set forth herein be deemed to be void as against public policy or otherwise unconscionable, such term or condition shall be stricken from this Agreement and the remainder hereof shall be read to affect the intent of The Parties.

3.07. Waiver. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

3.08. Headings. Headings to paragraphs and Sections herein have no significance or meaning and are for purposes of convenience of reference only.

3.09. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shalt be deemed an original but all of which together will constitute one and the same instrument.

3.10. Authorization. The Parties hereby certify one to the other, that they have the legal capacity to execute this Agreement and to become bound by the terms and conditions hereof.

3.11. Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of Veritec's business or assets. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

IN WITNESS WHEREOF, The Parties hereby cause this Agreement to become binding upon them on the Effective Date hereof.

Veritec, Inc.

     ___/s/ Jeffrey Hattara_________________
By:              Jeffrey Hattara, President and Chief Executive Officer

        /s/ Thomas McPherson
Thomas McPherson